Exhibit 10.48

FIRST AMENDMENT TO ADDENDUM TO MORTGAGE SELLING AND

SERVICING CONTRACT (EAF Agreement)

This First Amendment (the “First Amendment”) to that Addendum To Mortgage Selling and Servicing Contract dated effective as of July 1, 2012 (the “EAF Agreement”) by and between FANNIE MAE, a corporation organized and existing under the laws of the United States (“Fannie Mae”) and Green Tree Servicing LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Servicer”), is hereby mutually agreed upon and entered into effective January 3, 2013.

WITNESSETH:

WHEREAS, Fannie Mae and Servicer desire to include as Eligible Advances under the EAF Agreement certain advances applicable to those mortgage serving rights relating to Fannie Mae loans to be acquired by Servicer from a) Bank of America, National Association on or about January 31, 2013, b) GMAC Mortgage, LLC on or about January 31, 2013, and c) Flagstar Capital Markets Corporation on or about January 1, 2013.

NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon terms and subject to the conditions set forth herein, the Fannie Mae and Servicer agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the EAF Agreement, as amended hereby, are used herein as therein defined.

Section 2. Early Reimbursement Amount Limit. The Section of the EAF Agreement titled “Early Reimbursement Amount Limit” shall be amended and restated to provide as follows:

Fannie Mae’s obligation to make payment of Periodic Early Reimbursement Amounts will not exceed a maximum Aggregate Early Reimbursement Amount of One Hundred Fifty Million ($150,000,000) dollars or such other amount as increased in accordance with the following sentence. The Aggregate Early Reimbursement Amount shall be increased to accommodate a) the Eligible Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquires from Bank of America, National Association on or about January 31, 2013, b) the BANA Legacy Servicing Advances (as defined herein), c) the Eligible Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquires from GMAC Mortgage, LLC on or about January 31, 2013, and d) the GMACM Legacy Servicing Advances (as defined herein). Such increases in the Aggregate Early Reimbursement Amount shall be memorialized in a written agreement executed by Fannie Mae and the Servicer, and the effective date of the increases applicable to each of the portfolios acquired from Bank of America, National Association and GMAC Mortgage, LLC, respectively, shall be the first applicable transfer date for each portfolio, or such date as may otherwise be agreed to by the parties.

Section 3. Eligible Advances For Early Reimbursement. The Section of the EAF Agreement titled “Eligible Advances For Early Reimbursement” shall be supplemented to additionally provide as follows:

Eligible Advances shall also include any outstanding servicing advances paid or reimbursed by Servicer to:

a) Bank of America, National Association on or after the applicable transfer date in connection with a mortgage servicing rights sale to Servicer on or about January 31, 2013 (each such advance shall be deemed a “BANA Legacy Servicing Advance,”

b) GMAC Mortgage, LLC on or after the transfer date in connection with a mortgage servicing rights sale to Servicer on or about January 31, 2013 (each such advance shall be deemed a “GMACM Legacy Servicing Advance,” and

c) Flagstar Capital Markets Corporation in connection with a mortgage servicing rights sale to Servicer on or about January 1, 2013 (each such advance shall be deemed a “Flagstar Legacy Servicing Advance”).

Section 4. Early Reimbursement Rate. The Section of the EAF Agreement titled “Early Reimbursement Rate” shall be supplemented to additionally provide as follows:

Notwithstanding the foregoing, BANA Legacy Servicing Advances, GMACM Legacy Servicing Advances and Flagstar Legacy Servicing Advances shall have the following Early Reimbursement Rates:

P&I Delinquency Advance: 100%

T&I Escrow Advances: 80%

Corporate Servicing Advances: 80%

Section 5. Compensation Rate. The Section of the EAF Agreement titled “Compensation Rate” shall be amended and restated to provide as follows:

[            ] basis points over One-Month LIBOR. LIBOR will be set as of the last business day of the second month preceding the month in which the Settlement Date occurs. (For example, if the Settlement Date is August 3rd, LIBOR will be as of the last business day in June.) Notwithstanding the foregoing, the Compensation Rate shall be [            ] basis points over One-Month LIBOR on Eligible Advances related to those mortgage servicing rights acquired by Servicer from a) Bank of America, National Association on or about January 31, 2013 (including BANA Legacy Servicing Advances), and b) GMAC Mortgage, LLC on or about January 31, 2013 (including GMACM Legacy Servicing Advances).

Section 6. Facility Amendment Fee. [            ] per annum of the amount the Early Reimbursement Amount Limit is increased as provided in Section 2 of this First Amendment shall be payable as an Amendment Fee on the first business day following the effective date of the increase and pro rated from such effective date to the scheduled end of the Early Reimbursement Period.

Section 7. Due Diligence. Notwithstanding the annual cap contained in the “Due Diligence” section of the EAF Agreement, Servicer shall be responsible for all reasonable out-of-pocket costs and expenses of Fannie Mae, including without limitation third party vendor fees, relating to Due Diligence reviews (anticipated to be performed monthly) applicable to the mortgage servicing rights which Servicer acquires from Bank of America, National Association on or about January 31, 2013.

Section 8. Continuing Effect of the EAF Agreement. Except as expressly amended hereby, the provisions of the EAF Agreement are and shall remain in full force and effect.

Section 9. Counterparts. This First Amendment to EAF Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this First Amendment to EAF Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.

FANNIE MAE	GREEN TREE SERVICING LLC

By:	By:

Name:	Name:

Title:	Title: